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                                                                    EXHIBIT 10.2

                   EMPLOYMENT AND NON-COMPETITION AGREEMENT

            THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT ("Agreement") made as of March 31, 1999, by and between Fastcomm Communications Corporation, a Virginia corporation (the "Company"), and Kenneth Bloom ("Executive").

                                WITNESSETH THAT:

            WHEREAS, Executive is willing to render services to the Company as set forth herein, and assume certain non-competition obligations on the terms hereinafter set forth; and

            WHEREAS, Executive acknowledges that the services to be performed by him under this Agreement are of a special and unique character; the business of the Company is currently international in scope; and the Company competes with other persons that are or could be located in any part of the world; and in order to assure the Company that the Company will retain its value and the Company's business as a going concern, it is necessary that Executive undertake not to utilize his special knowledge of the Company, its business and its relationships with customers and suppliers to compete with the Company if Executive were to leave the Company; and

            WHEREAS, Executive further acknowledges that during his employment hereunder, he will occupy a position of trust and confidence with the Company and during such employment, the Company will be compensated, among other purposes, to develop and preserve customer relationships and other goodwill exclusively for the benefit of the Company and that as a result, he will develop customer relationships and goodwill that are valuable and important to the Company, and has become familiar with the Company's trade secrets, including without limitation the Company's profit margins, customer preferences and requirements, and with other proprietary and confidential information concerning the Company generally and its business; and

            WHEREAS, Executive further acknowledges that throughout his employment under this Agreement, he is expected to occupy a position of trust and confidence with the Company, the Company will compensate him, among other purposes, to develop and preserve customer relationships and goodwill exclusively for the Company's benefit, which will be valuable and important to the Company, and he will likely be familiar with the Company's trade secrets, including without limitation its profit margins, customer preferences and requirements, and with other confidential and proprietary information concerning the Company and its business; and

            WHEREAS, Executive further acknowledges that the use by Executive for his own benefit or that of others of such goodwill, trade secrets or proprietary and confidential information or the solicitation of and/or doing business in substantially the same capacity


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with any of the Company's customers and potential customers would have a material adverse effect on the Company and its business and would place the Company at a substantial competitive disadvantage; and

            WHEREAS, Executive further acknowledges that the agreements and covenants contained in this Agreement, and in particular Section 6 (Confidential Information) and Section 7 (Non-Competition Agreement), are reasonable in light of the particular business of the Company, his knowledge thereof and the services he has previously performed and will perform under this Agreement.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, it is covenanted and agreed as follows:

            (i) Employment. Executive is hereby employed by the Company for an employment period commencing on the date of execution of this Agreement by both parties hereto and delivery by the Company of a fully executed copy of the Agreement to Executive ("Date of Execution") and ending on the third anniversary of the Date of Execution (the "Employment Period"). If for any reason the Company's purchase of certain assets of KG Data Systems, Inc. acquisition is not consummated, this Agreement shall be without effect and neither party shall have any liability to the other hereunder.


            (ii) Employment Services. Executive shall be employed in a senior management capacity with the Company and will devote all of his business time and attention, his best efforts, and all of his ability and skill thereto. His title shall initially be Vice President Main-Frame Networking and he will initially report to the President of the Company. During the term hereof Executive shall not be required to relocate without his written consent.

            (iii)Compensation. During the Employment Period, in full consideration for said services and subject to the due performance thereof:

                    (a) The Company will pay, or cause to be paid, to Executive, and Executive agrees to accept, a salary at a rate of not less than $3,846.15 biweekly, subject to review on an annual basis. Such salary shall be payable in accordance with the Company's usual paying practices, but not less frequently than monthly; and

                    (b) Executive shall receive such customary employee "fringe" welfare benefits afforded generally by the Company to its senior management; provided Executive is otherwise eligible to receive the same and in each case in accordance with the terms and conditions of the plans and programs from time to time in effect (including any required employee contributions).

                    (c) The Company shall reimburse Executive for all pre-approved reasonable, direct, out-of-pocket ordinary and necessary business expenses incurred by


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Executive in the performance of his services hereunder and for which Executive properly accounts in accordance with the Company's regulations and procedures, including but not limited to, travel expenses between Sterling VA and Norwalk, CT.

                    (d) FastComm agrees to register all securities to be issued to Stockholder pursuant to this Agreement with the United States Securities and Exchange Commission. The Company can make no guarantee as to when such registration will become effective but will file a Registration Statement covering the shares on or before October 15, 1999 if no other registration statement is filed giving rise to piggy-back rights or is pending at time of filing. Executive shall have "piggy-back" registration rights with respect to his shares, subject to underwriter approval, if the registration as to which these piggy-back rights apply, is an underwritten offering.

                    (e) Fastcomm shall grant to Executive options to purchase 120,000 shares of its Common Stock. The exercise price of the options shall be the closing market price of Fastcomm Common Stock on the Date of Execution. The options will vest at a rate of 33.33% per year commencing the first anniversary from date of issuance. The options become exercisable in equal one third installments on each of the first, second and third anniversaries of the date of this Grant and expire five years from date of Grant of if Executive ceases to be an employee of FastComm. These options will be subject to the terms and conditions of the Fastcomm 1992 Employee Stock Option Plan.

                    (f) Executive will be eligible to participate in employee stock option program, employee bonus programs and 401(k) plan.

            4. Bonus Shares. FastComm will pay Executive an additional $100,000 in the form of shares of unregistered common stock in FastComm in the event that KGD Sales as hereafter defined, exceeds $2,500,000 during the period June 1, 1999 through May 31, 2000 ("1999 Sales"); and an additional $200,000 in the form of unregistered shares of common stock in FastComm in the event that KGD Sales exceeds $5,000,000 during the period June 1, 2000 through May 31, 2001 ("2000 Sales").

            "KGD Sales" are defined as revenues from products designed by or in process of design by (and disclosed to FastComm by KGD on the date hereof, or any channel-attached device, revenue from maintenance agreements and revenue from installation services less sales returns, credits issued and any other adjustment to gross revenue).

            Bonus items are subject to recapture. That is, if the 1999 Sales target is not achieved, the related bonus may be recaptured (will be paid) if the cumulative 1999 Sales and 2000 Sales target is achieved. The shares of common stock will be valued at the date the bonus is earned.

            In addition, FastComm will pay Executive in unregistered stock or cash, at FastComm's option, a non cumulative override of 3% on all "KGD Sales" above $2,500,000


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per FastComm fiscal year for up to four years from date of Closing provided
Executive is still employed by the Company.

            In addition, collected revenue from accounts listed on Attachments A and B hereto will earn for Executive a 5% override on KGD Sales (as defined in Section 4) as follows:

                    (a) those accounts listed on Attachment A (as existing customers) will qualify for override if such customers execute contracts with the Company on or before April 8, 2000, and InRange will qualify for override if it executes a contract on or before April 8, 2000; (b) those accounts listed on Attachment B as "prospects", will qualify for override only if they execute a contract in excess of $5,000 on or before August 6, 1999.

      Such override shall be payable in cash for the life of the contract and any extensions, up to four years after the Closing so long as Executive remains employed by the Company. To the extent that such 5% override applies, the 3% override provided for above shall not apply.

      IF THIS AGREEMENT IS TERMINATED UNDER SECTION 13(c) ONLY EXECUTIVE'S RIGHTS TO EARN BONUSES OR RECEIVE AN OVERRIDE SHALL CEASE ON THE DATE OF SUCH TERMINATION.

            5. Vacation. During the Employment Period, Executive shall be entitled to three weeks of vacation per calendar year. In addition, Executive shall be entitled to the normal holidays afforded all senior executives of the Company.

            6. Confidential Information; Discoveries. Executive, during the Employment Period and at all times thereafter, will not, directly or indirectly (without the Company's prior written consent), use for himself or use for, or disclose to, any party other than the Company or any affiliate of the Company, any secret or confidential information or data regarding the business of the Company or its affiliates or any secret or confidential information or data regarding the costs, uses, methods, applications, customers, trade accounts, marketing or strategic plans or suppliers (and pertinent information respecting transactions and prospective transactions therewith) of products made, produced or sold by the Company or any affiliate, or regarding any secret or confidential apparatus, process, system or other method at any time used, developed or investigated by or for the Company or any affiliate, whether or not invented, developed, acquired, discovered or investigated by Executive unless and to the extent that the aforementioned secrets, data or information become generally known to and available for use by the public other than as a result of Executive's acts or omissions. All documents and tangible items (including all customer lists, memoranda, books, papers and other data) provided to Executive by the Company, created by Executive or otherwise coming into Executive's possession for use in connection with his employment with the Company (whether provided or created during the term of this Agreement or prior thereto) are the property of the Company and shall be promptly returned to the Company on demand at any time or on termination of employment together with all copies, recordings, abstracts, notes or reproductions of any kind made from or about the documents and tangible items or the information they contain. Executive acknowledges and agrees that all of Executive's duties and obligations under this


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Section 6 shall survive the expiration or termination of Executive's employment with the Company, regardless of the cause therefor.

            Any and all inventions, discoveries, processes, methods and designs, whether or not patentable or copyrightable, which Executive may conceive or make, either alone or in conjunction with others, during Executive's term of employment with the Company or any affiliate (or heretofore shall have conceived or made, either alone or in conjunction with others, during Executive's prior employment by Seller) relating to, or in any way pertaining to or connected with the business of the Company or any affiliate, shall be the sole and exclusive property of the Company; and Executive, whenever requested to do so by the Company or any affiliate thereof, and at the Company's expense but without further compensation or consideration, shall promptly execute any and all applications, assignments and other instruments which the Company or its counsel shall reasonably deem necessary or desirable in order to apply for and obtain letters patent of the United States and of foreign countries for said inventions and discoveries and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to said inventions, discoveries, processes, methods and designs, or any applications or patents thereon. Executive hereby confirms that he neither holds nor has any interest in any patent, patent right, patent application, trademark, trademark application or license agreement.

            7. Non-Competition Agreement. Commencing upon execution of this Agreement, Executive agrees that until the date two years after any termination of his employment with the Company or any affiliate of the Company for "cause"; as hereinafter defined, Executive will not, directly or indirectly, assist in, engage in, have any financial interest in, or participate in any way in, as an owner, partner, employee, agent, board member or shareholder, any business that involves, in whole or in part, activities similar to, related to or competitive with (a) the business heretofore or now carried on by KG Data Systems Inc., (b) the business of the Company or any subsidiary as carried on during the term of Executive's employment hereunder or (c) the business of any affiliate of the Company as carried on during the term of Executive's employment hereunder, but only to the extent Executive renders services to such affiliate or significantly participates in its business or operations in the course of his duties hereunder. Nothing contained herein shall restrict Executive from owning one percent (1%) or less of the corporate securities of any competitor of the Company which securities are listed on any national securities exchange or actively traded over-the-counter, if Executive has no other connection or relationship, direct or indirect, with the issuer of such securities. Executive acknowledges and agrees that the purchase by the Company of all the assets of Seller, as well as the consideration and benefits to be provided to Executive under this Agreement have been bargained and negotiated in exchange for, and in consideration of, Executive's agreement to abide by the terms and provisions of
Section 6 and Section 7 hereof. Executive acknowledges and agrees that all of Executive's duties and obligations under this Section 7 shall survive the expiration or termination of Executive's employment with the Company, regardless of the cause therefor.


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            8. Remedies for Breach. In the event of a breach or threatened breach of any of Executive's duties and obligations under Section 6 and Section 7 hereof, the Company shall, in addition to other remedies available to it, be entitled, in addition to any other legal or equitable remedies the Company may have in that connection (including any right to damages that the Company may suffer), to a temporary, preliminary and/or permanent injunction restraining such breach or threatened breach. Executive hereby expressly acknowledges that the harm that might result to the Company's goodwill or its relationships with customers, or as a result of the disclosure or use of the confidential information, could be largely irreparable.

            9. Definitions. The term "affiliate" as used herein shall mean any person or entity which, directly or indirectly, through one or more intermediates is controlled by, controls, or is under common control with the person or entity specified. The term "subsidiary," as used herein, shall mean any corporation owned or controlled, directly or indirectly, through stock ownership. All other capitalized terms used herein which are defined in the Purchase Agreement shall have the meanings herein as are ascribed to such terms in the Purchase Agreement unless otherwise expressly provided for herein.

           10. Non-Waiver of Rights. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

            11. Invalidity of Provisions. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms. To the extent that any provision of this Agreement is adjudicated to be contrary to law or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

            12. The Company agrees to indemnify and hold Executive harmless from and against any personal liability associated with claims made against him in his capacity as an officer of the Company and directly relating to the SEC investigation. Except as disclosed in FastComm's Annual Report on Form 10-K for the fiscal year ended April 30, 1998 and all subsequent quarterly reports on Form 10-Q through the quarter ending January 30, 1999, there is no claim, legal action, suit, arbitration, investigation or proceeding before any court or governmental or other regulatory agency pending or, to the best knowledge of FastComm, threatened against or affecting FastComm or its properties, assets or business (or in which FastComm is a plaintiff or otherwise party hereto). Executive acknowledges that he is aware that the Company has since June 2, 1998 been operating under the protection of Chapter 11 of the U.S. Bankruptcy Code (FastComm Communications Corp. Case No. 98-80044-SSM) E.D. of VA., and is emerging from such Bankruptcy and is presently operating under a Plan of Reorganization, a copy of which has been provided to Executive. FastComm makes no representation as to the short or long-term effect that such Bankruptcy, Reorganization and any


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other disclosed legal matters may have on its business, business prospects or financial condition in the future. Executive is fully aware of these factors, has had access to all public filings via internet and acknowledges that he has had an opportunity to discuss these matters fully with FastComm and his personal professional advisors.

            13. Termination. Executive's employment hereunder may be terminated prior to the third anniversary of the Closing Date as follows:

                    (a) By Executive's death;

                    (b) By the Company, in the event Executive becomes unable to perform the services required of Executive hereunder for 120 or more days within any period of 365 consecutive days by reason of physical or mental disability (said disability to be determined by a disinterested licensed physician chosen by the Company in the event of a dispute between the parties as to the existence of said disability ("Disability")). Executive represents and warrants to the Company that he has no Disability on the date hereof; or

                    (c) By the Company for "cause" if any of the following events shall occur during the term hereof:

            (i) NEGLIGENCE. Executive has been grossly negligent in carrying out, or willfully failed or refused to serve and carry out his duties and responsibilities as required by Section 2 hereof; or

            (ii) BREACH OF AGREEMENT. Executive breaches any material term of the Acquisition Agreement or this Agreement and fails to cure such breach (where capable of cure) within 30 days after the receipt of written notice from the Company to Executive of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a breach and of the intent of the Company to terminate the Executive's employment upon the failure of the Executive to timely cure; or

            (iii) MISCONDUCT. Executive has willfully and knowingly committed an act of fraud, misappropriation, embezzlement, theft, dishonesty, breach of fiduciary duty involving personal profit or has willfully and knowingly violated any law, rule, or regulation (other than traffic violations or similar minor offenses); or

            (iv) CRIMINAL OFFENSE. The indictment of Executive for any criminal felony offense.

            Upon termination pursuant to Section 13(a), (b) or (c), the Company shall promptly pay to Executive the full amount of his salary and benefits accrued through the date of termination and shall have no further obligations to Executive under this Agreement; provided that in the event of termination pursuant to Section 13(a) or (b) the foregoing provision shall in


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no way be deemed a waiver of any of Executive's rights under life or disability insurance policies provided pursuant to Section 3 hereof or bonuses earned at the date of termination under Section 4 hereof. The Company may also direct Executive to discontinue providing employment services hereunder for any reason including reasons other than those set forth in Section 13(c); provided that, after such direction by the Company, the Company shall continue to pay Executive his salary and benefits under Section 3(a) and (b) for a period of six months after such notice.

            If any termination by the Company pursuant to Section 13(c) hereof is ever ultimately determined by any court, agency or other tribunal to have been for a cause other than described under Section 13(c) hereof, then the Company's sole liability under this Agreement or otherwise at law or in equity shall be to pay Executive those amounts that would have otherwise been paid to Executive under Section 3(a) and (b) hereof until the expiration of the Employment Period.

               (d) By Executive anytime after the one year anniversary date hereof for any reason. Upon termination pursuant to Section 13(d), the Company shall promptly pay to Executive the full amount of his salary and benefits accrued through the date of termination and shall have no further obligations to Executive under this Agreement.

            14. Assignments. This Agreement shall be freely assignable by the Company to, and shall inure to the benefit of, and be binding upon any other corporate entity which shall succeed to the business presently being operated by the Company, but, being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Executive. If any successor company to the Company refuses to honor this Agreement, then Executive's rights to compensation hereunder shall immediately accelerate and be payable. Notwithstanding the foregoing, any assignment of this Agreement will not relieve the Company of its obligations hereunder and the Company will remain primarily liable hereunder. Executive's options issued in accordance with this Agreement shall vest in full upon any such assignment or in connection with a sale of the Company.

            15. Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York without regard to the conflict of laws rules of such state.

            16. Amendments. This Agreement constitutes the entire agreement between the parties. No modification, amendment or waiver of any of the provisions of this Agreement or such letter shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

            17. Right to Recover Costs. Executive undertakes and agrees that if Executive breaches any provision of this Agreement, Executive shall be liable for any attorneys' fees and costs incurred by the Company in enforcing its rights under this Agreement. The Company undertakes and agrees that if the Company breaches any provision of this Agreement,


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the Company shall be liable for any attorneys' fees and costs incurred by
Executive in enforcing his rights under this Agreement.

            18. Rule of Construction. The Company and Executive have participated substantially in the negotiation and drafting of this Agreement and each party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

            19. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered (i) personally, (ii) by registered or certified mail, postage prepaid, (iii) by facsimile transmission or (iv) by overnight delivery service and addressed as set forth below:

                    If to the Company:

                    Fastcomm Communications Corporation
                    45472 Holiday Drive
                    Sterling, VA  20166
                    Att: Mark H. Rafferty

                    Copy to:

                    Thomas G. Amon & Associates
                    437 Madison Avenue
                    New York, NY  10022
                    Attention:  Thomas G. Amon


                    If to Executive:

                    Kenneth Bloom - President
                    KG DATA SYSTEMS, INC.
                    28 Knight Street
                    Norwalk Conn. 06857

                    Copy to:

                    Michael P. Goldsmith, Esq.
                    420 Lexington Avenue
                    Suite 2310
                    New York, NY  10170


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      Any such notice shall be effective upon receipt. Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

            PLEASE NOTE: BY SIGNING THIS AGREEMENT, EXECUTIVE IS HEREBY CERTIFYING THAT EXECUTIVE (A) RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT;
(C) HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THIS AGREEMENT TO ASK ANY QUESTIONS EXECUTIVE HAD ABOUT THIS AGREEMENT AND RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

            IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed the day and year first above written.

                              FASTCOMM COMMUNICATIONS CORPORATION
                              ("FASTCOMM")

                              By:   /s/ Peter C. Madsen
                                   ---------------------
                                   Name: Peter C. Madsen
                                   Title: President & CEO

                              EXECUTIVE:

                                    /s/ Kenneth Bloom
                                   ------------------
                                   Kenneth Bloom


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